Patterson-UTI Energy Completes Acquisition of Pressure Pumping and Wireline Businesses from
Key Energy Services

HOUSTON, October 1, 2010 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that two subsidiaries of the Company, Universal Pressure Pumping, Inc. and Universal Wireline, Inc. have completed the acquisition of pressure pumping and wireline assets from subsidiaries of Key Energy Services, Inc. (NYSE: KEG) for approximately $238 million in cash.

With the completion of this acquisition, Patterson-UTI’s pressure pumping subsidiaries now have equipment with approximately 431,000 horsepower, including 340,000 fracturing horsepower and 91,000 horsepower used in cementing, acidizing and nitrogen stimulation. Pressure pumping services are provided throughout Texas and the Appalachian region, as well as other areas. A substantial amount of the services are provided in the Barnett, Eagle Ford and Marcellus Shales as well as the Permian Basin. The wireline subsidiary has 26 wireline units that operate in the same areas as the pressure pumping assets, as well as other regions including the Bakken Shale.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Demand for pressure pumping services remains high and we are confident that this acquisition will further our ability to provide a high-level of customer service quality. We welcome the high caliber employees of these businesses into the Patterson-UTI family.”

Commenting on the acquisition, Mark S. Siegel, Patterson-UTI’s Chairman, stated, “We are pleased to complete this acquisition that significantly expands one of our core businesses. This acquisition was funded with a combination of cash on hand and a draw under our $400 million revolving line of credit.”

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries primarily provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia and western Canada. Universal Well Services, Inc., Universal Pressure Pumping, Inc. and Universal Wireline, Inc. provide well services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.